Exhibit 99.1

Contact: Richard Petrocelli Saratoga Investment Corp. 212-906-7800 Roland Tomforde Broadgate Consultants 212-232-2222

Saratoga Investment Corp. Announces Fiscal Fourth Quarter and Year End 2011 Financial Results

NEW YORK, May 23, 2011 — Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company, today announced financial results for its 2011 fiscal fourth quarter and year end.

Operating Results

For the fiscal year ended February 28, 2011, Saratoga Investment reported net investment income of $5.2 million, or $2.15 per share, and net gain on investments of $11.7 million, or $4.81 per share, resulting in a net increase in net assets from operations of $17.0 million, or $6.96 per share. The $11.7 million net gain on investments was comprised of $36.4 million in net unrealized appreciation on investments, partially offset by $24.7 million in net realized losses.

Net asset value was $86.1 million as of February 28, 2011, a substantial increase from the net asset value of $55.5 million as of February 28, 2010. The increase is a result of the $17.0 million net increase in net assets from operations for the 2011 fiscal year end and the $15.0 million equity contribution made in connection with the $55.0 million equity and debt recapitalization transaction undertaken by Saratoga Investment on July 30, 2010, partially offset by distributions to stockholders of $1.2 million in December.

Net asset value per share was $26.26 as of February 28, 2011.  Given the recapitalization transaction and the stock split and dividend effected by Saratoga Investment in the 2011 fiscal year, it is not meaningful for comparative purposes to present the net asset value per share for the 2010 fiscal year.

For the quarter ended February 28, 2011, Saratoga Investment reported net investment income of $0.8 million, or $0.25 per share, and net gain on investments of $3.5 million, or $1.06 per share, resulting in a net increase in net assets from operations of $4.3 million, or $1.31 per share. The $3.5 million net gain on investments was comprised of $11.9 million in net unrealized appreciation on investments, partially offset by $8.4 million in net realized losses on investments.

“Fiscal year 2011 has been an important year for us,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “We are a stronger and healthier business now than we were 12 months ago.  Key performance metrics such as the increase in net assets resulting from operations and earnings per share are positive for the first time since the Company went public in 2007. We currently have the lowest total debt outstanding since our inception.  Our investment pipeline is substantial, and we expect to put meaningful capital to work in the near term. Combined with the continued credit market stabilization and the general improvement in the overall U.S. economy, we have good reason to be optimistic about our future prospects.”

Portfolio and Investment Activity

As of February 28, 2011, the fair value of Saratoga Investment’s investment portfolio was $80.0 million, principally invested in 24 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 23.1% of first lien term loans, 25.3% of second lien term loans, 12.4% of senior secured notes, 2.4% of unsecured notes, and 28.4% of subordinated notes of a CLO.

During the fiscal year 2011, Saratoga Investment invested $9.0 million in new or existing portfolio companies and had $32.0 million in aggregate amount of exits and repayments, resulting in net repayments of $23.0 million.

As of February 28, 2011, the weighted average current yield on Saratoga Investment’s first lien term loans, second lien term loans, senior secured notes, unsecured notes and the CLO subordinated notes were 9.5%, 10.1%, 15.9%, 13.8%, and 15.8%, respectively, which resulted in an aggregate weighted average current yield of 11.5%.

Liquidity and Capital Resources

As of February 28, 2011, Saratoga Investment had $4.5 million in outstanding borrowings under its $40 million senior secured revolving credit facility with Madison Capital Funding LLC.  In addition, Saratoga Investment had an aggregate of $15.1 million in cash and cash equivalents at February 28, 2011. Currently Saratoga Investment has no outstanding borrowings and has purchasing power of approximately $50 million.

Dividend

Given the size of Saratoga Investment’s asset base and its growing pipeline of attractive investments, the Company’s board of directors believes that using capital resources to build and diversify the portfolio best serves stockholders’ interests at this time by positioning the Company to generate current income and capital appreciation on an increasing scale in future periods. Therefore, the Company’s board of directors has determined not to pay a dividend at this time.

2011 Fiscal Fourth Quarter and Year End Conference Call/Webcast Information

When:  Monday, May 23, 2011 at 5:30 p.m.  Eastern Time (ET)

Call: Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada).

A replay of the call will be available from 8:30 p.m. ET on Monday, May 23, 2011 through 11:59 p.m. ET on Monday, May 30, 2011 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (outside U.S. and Canada), passcode for both replay numbers: 70161742.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.saratogainvestmentcorp.com/events.cfm.

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, both through direct lending and through participation in loan syndicates. It has elected to be regulated as a business development company under the Investment Company Act of 1940.  Saratoga Investment Corp. is traded on the New York Stock Exchange under the symbol “SAR.”

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Saratoga Investment Corp.  Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Saratoga Investment Corp.’s filings with the Securities and Exchange Commission.   Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	As of
	February 28, 2011	February 28, 2010

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $73,779,271 and $117,678,275, respectively)	$57,292,723	$72,674,847
Control investments (cost of $27,364,350 and $29,233,097, respectively)	22,732,038	16,698,303
Total investments at fair value (amortized cost of $101,143,621 and $146,911,372, respectively)	80,024,761	89,373,150
Cash and cash equivalents	10,735,755	3,352,434
Cash and cash equivalents, securitization accounts	4,369,987	225,424
Outstanding interest rate cap at fair value (cost of $131,000 and $131,000, respectively)	16,265	42,147
Interest receivable, (net of reserve of $14,796 and $2,120,309, respectively)	1,666,083	3,473,961
Deferred credit facility financing costs, net	1,638,768	—
Management fee receivable	231,753	327,928
Other assets	85,166	140,272
Total assets	$98,768,538	$96,935,316

LIABILITIES
Revolving credit facility	$4,500,000	$36,992,222
Payable for unsettled trades	4,900,000	—
Management and incentive fees payable	2,203,806	3,071,093
Accounts payable and accrued expenses	785,486	1,111,081
Interest and credit facility fees payable	67,792	267,166
Due to manager	240,000	15,602
Total liabilities	$12,697,084	$41,457,164

NET ASSETS
Common stock, par value $.001 and $.001 per share, respectively, 100,000,000 common shares authorized, 3,277,077 and 1,694,011* common shares issued and outstanding, respectively	$3,277	$1,694
Capital in excess of par value	153,768,680	128,339,497
Distribution in excess of net investment income	(8,918,890)	(2,846,135)
Accumulated net realized loss from investments and derivatives	(37,548,016)	(12,389,830)
Net unrealized depreciation on investments and derivatives	(21,233,597)	(57,627,074)
Total Net Assets	86,071,454	55,478,152
Total liabilities and Net Assets	$98,768,538	$96,935,316

NET ASSET VALUE PER SHARE*	$26.26	$32.75

*Net Asset Value per share and end of period shares outstanding for the year ended February 28, 2010 has been adjusted to reflect a one-for-ten reverse stock split in

August 2010.

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended	For the year ended	For the year ended
	February 28, 2011	February 28, 2010	February 28, 2009

INVESTMENT INCOME
Interest from investments
Non-control/Non-affiliate investments	$8,745,939	$10,902,482	$16,572,973
Control investments	3,295,359	2,397,514	4,393,818
Total interest income	12,041,298	13,299,996	20,966,791
Interest from cash and cash equivalents	8,857	23,624	175,567
Management fee income	2,032,357	2,057,397	2,049,717
Other income	90,503	236,259	195,135
Total investment income	14,173,015	15,617,276	23,387,210

EXPENSES
Interest and credit facility financing expenses	2,611,839	4,096,041	2,605,367
Base management fees	1,645,552	1,950,760	2,680,231
Professional fees	3,325,475	2,071,027	1,166,111
Administrator expenses	810,416	670,720	960,701
Incentive management fees	1,868,503	327,684	1,752,254
Insurance	704,800	869,969	682,154
Directors fees and expenses	373,385	294,932	295,017
General & administrative	478,730	265,575	289,477
Expenses before expense waiver and reimbursement	11,818,700	10,546,708	10,431,312
Expense reimbursement	(258,562)	(670,720)	(1,010,416)
Waiver of deferred incentive management fees	(2,636,146)	—	—
Total expenses net of expense waiver and reimbursement	8,923,992	9,875,988	9,420,896

NET INVESTMENT INCOME BEFORE INCOME TAXES	5,249,023	5,741,288	13,966,314

Income tax expense, including excise tax	—	(27,445)	(140,322)

NET INVESTMENT INCOME	5,249,023	5,713,843	13,825,992

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized loss from investments	(24,684,262)	(6,653,983)	(7,173,118)
Net realized gain from derivatives	—	—	30,454
Net unrealized appreciation/(depreciation) on investments	36,419,362	(9,525,054)	(27,961,244)
Net unrealized appreciation/(depreciation) on derivatives	(25,882)	2,634	(37,221)
Net gain/(loss) on investments	11,709,218	(16,176,403)	(35,141,129)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$16,958,241	$(10,462,560)	$(21,315,137)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE*	$6.96	$(9.86)	$(25.71)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED*	2,437,577	1,061,351	829,138

*Earnings per share and Weighted average shares outstanding for the years ended February 28, 2010 and February 28, 2009 have been adjusted to reflect a one-for-ten reverse stock split in August 2010.